March 7, 2006

KeyCorp Real Estate Capital Markets, Inc.
As Master Servicer Annual Officer's Certification
For Period of: December 1 through December 31, 2005

Re: MLMT 2005-MKB2 Pooling and Servicing Agreement

With regard to the loans Master Serviced by KeyCorp Real Estate Capital Markets, Inc. d/b/a/ KeyBank Real Estate Capital (KBREC) in the above captioned transaction, and pursuant to Section 3.13 of the Pooling and Servicing Agreement, please be advised of the following:

s	A review of the activities of KBREC during the above stated period and of its performance, under the Agreement, has been made under my supervision.

s	To the best of my knowledge, based on such review, KBREC has fulfilled all of its obligations under the Agreement in all material respects.

s
KBREC has received no notice regarding qualification or challenge to the status of REMIC I or REMIC II as a REMIC under the REMIC Provisions or of Grantor Trust Z, Grantor Trust E or Grantor Trust B as a "grantor trust" for income tax purposes under the Grantor Trust Provisions from the Internal Revenue Service or any governing agency or body.

By:	Date:

/s/ Bryan S. Nitcher	3-8-06
Bryan S. Nitcher
Senior Vice President